Exhibit 107 EX-FILING FEES Calculation of Filing Fee Tables SC TO-I (Form Type) Golub Capital Private Credit Fund (Name of Issuer) Golub Capital Private Credit Fund (Name of Person(s) Filing Statement) Table 1: Transaction Valuation Transaction Valuation Fee rate Amount of Filing Fee Fees to Be Paid $ 69,181,308.96(1) 0.0001476 $ 10,211.16 (2) Fees Previously Paid Total Transaction Valuation $ 69,181,308.96(1) Total Fees Due for Filing $ 10,211.16 (2) Total Fees Previously Paid $ 0.00 Total Fee Offsets $ 0.00 Net Fee Due $ 10,211.16 (1) The transaction value is calculated as the aggregate maximum purchase price for common shares of beneficial interest (the “Shares”) of Golub Capital Private Credit Fund (the “Fund”), based upon the net asset value per share as of June 30, 2024, of $25.12. This amount is based upon the offer to purchase up to 2,754,033 Shares, par value $0.001 per share, of the Fund. (2) Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.